United States securities and exchange commission logo





                       August 8, 2022

       William Lam Ching Wan
       Chief Executive Officer
       GREEN VISION BIOTECHNOLOGY CORP.
       Rooms 1804-06, 18/F.
       Wing On House
       71 Des Voeux Road Central
       Hong Kong SAR, China

                                                        Re: GREEN VISION
BIOTECHNOLOGY CORP.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 000-55210

       Dear Mr. Lam Ching Wan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences
       cc:                                              Matthew McMurdo